SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
NORTHWEST BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3306718

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7600 Wisconsin Ave, 7th Floor Bethesda, Maryland	20814

(Address of principal executive offices)	(Zip Code)
Northwest Biotherapeutics, Inc. 2007 Stock Option Plan

(Full title of the plan)
Alton L. Boynton, Chief Executive Officer
7600 Wisconsin Ave, 7th Floor
Bethesda, Maryland 20814
(240) 497-9024
copies to:
David H. Engvall, Esq.
Covington & Burling LLP
1201 Pennsylvania Avenue, NW
Washington, DC 20004
(202) 662-6000

(Name and address and telephone of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)	share (2)	price	registration fee
Common Stock (3)	5,480,868	$2.20	$12,057,910	$370.18

(1) This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask price of the Common Stock of the Registrant as listed on the OTC Bulletin Board on November 16, 2007.
(3) Includes associated Common Stock purchase rights.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1 Plan Information.
     A prospectus setting forth the information requested by this Item will be sent or given to participants in the 2007 Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933.
Item 2 Registrant Information and Employee Plan Annual Information.
     A prospectus setting forth the information requested by this Item will be sent or given to participants in the 2007 Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3 Incorporation of Documents by Reference.
The following documents are hereby incorporated by reference into this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (the “Commission”) on April 17, 2007.
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007, filed with the Commission on May 15, 2007, August 20, 2007 and November 14, 2007, respectively.
     (c) The Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company’s registration statement under the Exchange Act, including any amendment or description filed for the purpose of updating such description, and is incorporated herein by reference.
     (d) The Registrant’s Form 8-K filed with the Commission on May 21, 2007.
     (e) The Registrant’s Form 8-K filed with the Commission on June 1, 2007.
     (f) The Registrant’s Form 8-K filed with the Commission on June 4, 2007.

     (g) The Registrant’s Form 8-K filed with the Commission on June 7, 2007.
     (h) The Registrant’s Form 8-K filed with the Commission on June 18, 2007.
     (i) The Registrant’s Form 8-K filed with the Commission on June 22, 2007.
     (j) The Registrant’s Form 8-K filed with the Commission on August 29, 2007.
     (k) The Registrant’s Form 8-K filed with the Commission on October 2, 2007.
     (l) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
The class of securities to be offered is Common Stock and associated rights to purchase additional Common Stock upon the occurrence of certain events.
Item 4 Description of Securities.
Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5 Interests of Named Experts and Counsel.
Not applicable.
Item 6 Indemnification of Directors and Officers.
Our Certificate of Incorporation and By-Laws provide that we must indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or By-Laws, agreements, vote of stockholders or disinterested directors or otherwise.
Our Certificate of Incorporation and By-Laws generally follow the language of Section 145 of the Delaware General Corporation Law (the “DGCL”) and specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under our Certificate of Incorporation and By-Laws, determinations of good faith for purposes of determining whether indemnification is available are made (1) by our board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders. We believe that indemnification under our Certificate of Incorporation and By-Laws covers negligence and gross negligence on the part of indemnified parties.
Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We also have the power to purchase and maintain insurance for such persons.
The above discussion of our Certificate of Incorporation and By-Laws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.
The Registrant has been advised, however, that it is the position of the Commission that, insofar as such provision in the Registrant’s Certificate of Incorporation may be invoked for liabilities rising under the Securities Act, such provision is against public policy and is therefore unenforceable.
Item 7 Exemption from Registration Claimed.
Not applicable.
Item 8 Exhibits.

5.1	Opinion of Counsel.

10.1	Northwest Biotherapeutics, Inc. 2007 Stock Option Plan (Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 22, 2007).

10.2	Form of Stock Option Agreement under the Northwest Biotherapeutics, Inc. 2007 Stock Option Plan.

23.1	Consent of Counsel (Included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).
Item 9 Undertakings.
     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;
     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, Maryland, on November 20, 2007.

November 20, 2007	NORTHWEST BIOTHERAPEUTICS, INC.
By /s/ Alton L. Boynton
Alton L. Boynton
President & Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned directors and officers of Northwest Biotherapeutics, Inc. (the “Company”) hereby severally constitute and appoint Alton L. Boynton, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said

Alton L. Boynton may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of Common Stock to be granted and shares of Common Stock to be issued upon the exercise of stock options to be granted under the Northwest Biotherapeutics, Inc. 2007 Stock Option Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Alton L. Boynton shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ R. Steve Harris	By:	/s/ Alton L. Boynton
	R. Steve Harris		Alton L. Boynton
	Director		President and Chief Executive Officer
(Principal Executive Officer) and Director
	November 20, 2007		November 20, 2007

By:	/s/ Linda F. Powers	By:	/s/ Anthony P. Deasey
	Linda F. Powers		Anthony P. Deasey
	Chairperson of the Board		Senior Vice President of
Finance and Chief Financial Officer
(Principal Financial Officer
and Principal Accounting
Officer) and Director
	November 20, 2007		November 20, 2007
Exhibit Index

4.1	Northwest Biotherapeutics, Inc. 2007 Stock Option Plan (Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 22, 2007).

5.1	Opinion of Counsel.

10.1	Northwest Biotherapeutics, Inc. 2007 Stock Option Plan (Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 22, 2007).
10.2	Form of Stock Option Agreement under the Northwest Biotherapeutics, Inc. 2007 Stock Option Plan.

23.1	Consent of Counsel (Included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).